For Immediate Release
Contact:	Alex Lombardo Investors (703) 573-9317	Jennifer Beranek Media (608) 661-4754

Great Wolf Resorts Reports Fourth Quarter 2007 Results

Adjusted EBITDA and Adjusted EPS Exceed Company’s Earnings Guidance
and Consensus Analyst Estimates

MADISON, Wis., February 20, 2008—Great Wolf Resorts, Inc. (NASDAQ: WOLF), North America’s leading family of indoor waterpark resorts, today reported results for the fourth quarter ended December 31, 2007.

Highlights

•	Achieved Adjusted EBITDA of $11.5 million and Adjusted net loss per share of $(0.05) for the 2007 fourth quarter, resulting in full year 2007 amounts of $51.1 million of Adjusted EBITDA and $0.03 of Adjusted EPS, exceeding both consensus analyst estimates and the top end of the company’s earnings guidance for the quarter and the full year.

•	Generated seventh consecutive quarter of same store RevPAR improvement, with Great Wolf Lodge® brand same store Total RevPAR up 6.6 percent compared to the same period last year, and have seen an increase in same store rooms sold / booked in the first quarter of 2008 compared to the first quarter of 2007.

•	Opened the 402-suite Great Wolf Lodge resort in Grapevine, Texas in December, featuring the state’s largest indoor waterpark. Also broke ground on construction of a 203-suite and 20,000 square-foot meeting space expansion to the newly-opened resort. Achieved 25,000 sold and future booked rooms on the new resort to date.

•	Broke ground on construction of a 402-suite Great Wolf Lodge resort in Concord, N.C. in October 2007.

•	Completed a significant expansion of the Traverse City, Mich., Great Wolf Lodge in the 2007 fourth quarter, adding 9,000 square feet of meeting space.

•	Capitalized on increased emphasis on group sales at resorts, resulting in a 35 percent year-over-year increase in same store total number of group rooms sold / booked through February 18, 2008.

The company reported a 2007 fourth quarter net loss of $(7.7) million, or $(0.25) per diluted share, compared to a net loss of $(49.0) million, or $(1.61) per diluted share in last year’s fourth quarter. Fourth quarter 2006 operating results included the impact of a pre-tax, $51.0 million goodwill impairment charge and the related effect on income taxes.

Fourth Quarter Operating Results

“Our portfolio of resorts continued to perform well, providing operating results that exceeded both the top end of our earnings guidance and consensus analyst estimates for the fourth quarter,” said John Emery, chief executive officer. “We continued our seven-quarter string of strong year-over-year same store revenue per available room (RevPAR) growth. We believe this is due in large part to the impact of our targeted marketing and our continued focus on great guest service, a feature at the core of our business. Our fourth quarter is heavily dependent upon holiday activities, and our business appears to have held up better than certain other companies which are dependent on discretionary consumer spending. We believe this clearly demonstrates the advantage of our business model: providing a high-quality, drive-to, destination family resort experience.”

The company reported fourth quarter Adjusted EBITDA of $11.5 million and Adjusted EPS of $(0.05), resulting in full year 2007 amounts of $51.1 million of Adjusted EBITDA and $0.03 of Adjusted EPS. The company’s 2007 fourth quarter Adjusted EBITDA increased 40 percent over the 2006 period.

The company’s newest resort, located in Grapevine, Texas, opened in December 2007. “We are pleased with the early consumer demand for our new resort in Grapevine,” Emery commented. “The initial booking patterns for the resort have been strong, with Grapevine having the second highest total bookings among our resorts in January. To date, we have approximately 25,000 rooms sold or on the books for Grapevine since its mid-December opening, a pace significantly ahead of the totals for our Williamsburg and Mason resorts for the same time periods following their respective openings.

“Our Grapevine resort reflects the continuing evolution of our brand to encompass an increasingly wide array of activities designed to entertain all members of the family,” Emery added. The Grapevine resort includes the company’s newest amenity, gr8_space™, a 1,200 square-foot interactive family tech center. gr8_space features multiple computer stations offering family-friendly Internet access, docking stations for digital music players, as well as multiple gaming stations. Additionally, gr8_space features family events, like rock star karaoke and family challenge games. “We are excited to add this gr8_space concept in Grapevine and we expect to incorporate it into our future resorts as well,” Emery said. “We think the presentation of technology in a family-friendly atmosphere further increases the attractiveness of our resort to ‘tweens’ who visit our resort.” The company is evaluating adding the gr8_space amenity to existing resorts, with plans to add it to its Williamsburg resort in 2008.

“We continue to look for ways to enhance our existing properties,” Emery noted. “For example, in the 2007 fourth quarter, we completed the last phase of enhancements to our Traverse City resort. This included the completion of a 9,000 square-foot, full-service conference facility, capable of handling groups ranging from 10 — 270. We believe this will generate more mid-week group business, as well as support reunions and other large family and social get-togethers.”

The company also noted its continuing emphasis on growing group business throughout its resorts as a complement to its core leisure business. “Group sales are an attractive opportunity for us to build mid-week occupancy rates,” Emery commented. “Through today, our system-wide group rooms sold or booked are running more than 13,000 rooms, or 35 percent, ahead of last year, with the largest increases coming from Mason (6,500 rooms, up 164 percent), Traverse City (2,300 rooms, up 48 percent) and Sheboygan (1,700 rooms, up 20 percent).”

The company added the interactive, live-action, fantasy adventure game, MagiQuest™, to its Mason resort in the fourth quarter, bringing to six the number of resorts that offer the popular attraction. Earlier in 2007, the company made an investment in Creative Kingdoms, LLC, developers of MagiQuest. “Throughout the past year, we have been constantly refining and upgrading our product offering within our resort portfolio,” Emery said. “As we develop our new resorts, we will look to incorporate our various enhancements – such as the gr8_space family tech center, Scooops ® Kid Spa, minigolf, increased meeting space, larger food and beverage and retail outlets, and MagiQuest – to provide an increasingly robust experience for all of our guests.”

The company noted that the operating environment at its upper Midwest properties continues to be impacted by ongoing difficulties of the U.S. automobile industry companies. “We expect a few of our markets, particularly those for our Sandusky and Traverse City locations, will continue to feel the effects of the auto industry problems and remain difficult for at least the next few quarters,” Emery noted.

Fourth quarter 2007 operating statistics for the company’s portfolio of Great Wolf Lodge resorts were as follows:

	Same Store Comparison (a)
	Q4	Q4
	2007	2006	Increase (Decrease)
			$		%

Occupancy	52.8%	52.5%		N/A	0.6%

ADR	$249.47	$234.92		$14.55	6.2%

RevPAR	$131.64	$123.41		$8.23	6.7%

Total RevPOR	$380.84	$358.75		$22.09	6.2%

Total RevPAR	$200.95	$188.46		$12.49	6.6%

(a)	Same store comparison includes only Great Wolf Lodge resorts that were open for all of both Q4 2007 and Q4 2006.

Construction Update

The company hosted the grand opening of its 402-suite Great Wolf Lodge in Grapevine, Texas on January 10, 2008. In November 2007, the company broke ground on a 203-suite addition and a 20,000 square-foot meeting facility at the Grapevine resort. “Much of the resort’s initial infrastructure was designed to support 600+ suites because of the significant size of the Dallas/Ft. Worth metropolitan market,” Emery commented. “Based upon our forecasts of market demand, we accelerated the construction of the planned expansion.” The addition is a connecting wing to the existing resort structure and is being built without disruption to current guests. “We expect the first phase of the expansion to open in December 2008,” Emery added.

The 398-suite Great Wolf Lodge in Grand Mound, Wash., remains on schedule to open in March 2008. That resort is owned by a joint venture between a subsidiary of Great Wolf Resorts and the Confederated Tribes of the Chehalis Reservation. The resort is located adjacent to Interstate 5, the major highway link between Portland and Seattle/Tacoma. “This is the first major indoor waterpark resort in that region,” Emery said. “Pre-opening interest is strong, especially since we expect to open just before the region’s spring break period.”

In the fourth quarter, the company broke ground on the 402-suite Great Wolf Lodge resort in Concord, N.C., near Charlotte, off of Speedway Boulevard and Interstate 85 and near the Lowes Motor Speedway and Concord Mills Mall. The resort will include a 98,000 square-foot indoor entertainment area, featuring what will be the state’s largest indoor waterpark; 20,000 square feet of meeting space; multiple food outlets; a confectionary café; a spa and Scooops Kid Spa; a children’s craft and activity room; a game arcade; MagiQuest; an 18-hole outdoor miniature golf course; gr8_space; a fitness room; a gift emporium; and an animated clock tower. The property is expected to open in Spring 2009. “The nearby Lowes Motor Speedway recently announced it will invest $200 million to expand its facilities,” Emery said. “We believe this will further enhance the destination aspects of the area and create more year-round events which will attract more leisure travelers to the area and increase demand for our resort.”

The company noted that the pace of construction cost increases on its projects that commenced in 2007 appears to have moderated somewhat. “As we have noted in the past and similar to other companies involved in the construction of large commercial projects, we have seen steeply increased construction costs over the past two-three years,” Emery noted. “We are focused on and committed to controlling and mitigating these construction cost increases in our construction and development projects. Our current projection of construction costs for our projects that commenced in the fourth quarter – our Concord resort and Grapevine expansion — are still in line with our initial estimates.

“Even in the recent rising construction cost environment, our portfolio returns continued to be healthy” Emery added. “For our Great Wolf Lodge brand consolidated resorts open more than 18 months as of December 31, 2007, we achieved an unlevered return (calculated as Adjusted EBITDA divided by the average net book value of property and equipment) of more than 14 percent for 2007. For 2008, we project a portfolio unlevered return on those same resorts of approximately 16 percent, assuming the mid-point of our full-year earnings guidance. We are targeting for our newer assets to eventually achieve reasonably similar returns following their ramp-up.”

Development Update

“We continue to work on the development of several projects which are currently under letters of intent,” Emery said. These include: a Great Wolf Lodge resort at the Mall of America®, located in Bloomington, Minn.; a joint venture with the Mashantucket Pequot Tribal Nation to develop a Great Wolf Lodge resort of up to 700 suites on tribal-owned land near its southeast Connecticut reservation and Foxwoods Resort Casino; and a Great Wolf Lodge resort on the shores of Lake Lanier, near Atlanta, Ga. “All three of these projects, along with others in our development pipeline, are in the early planning stages. We continue to be focused on high-quality opportunities like these, although it is difficult to predict the precise timing or approval of these potential projects as they move through the development process and into the construction phase,” he added.

The company’s domestic development is concentrated primarily on the East and West Coasts in markets near large population centers. International development opportunities are currently focused principally on Canada, Europe and Asia. The company’s preferred model for international development is for third-party ownership of international projects, with the company licensing its brand concept to third-party owners, as well as possibly management and other consulting assignments.

Emery noted that, at any one time, the company has identified approximately two dozen potential development sites and is in the due diligence process on a number of them. “Our resorts are large and complex, so we are working with a number of different governmental agencies in the entitlement process, which takes time. We continue to feel that unit growth is the best way to expand our brand presence more rapidly. But we will only pursue opportunities where we feel that both marketplace demand is sufficient and we can reasonably expect to obtain capital funding for the debt and equity portions of the project.

“We believe we are well-positioned despite the recent constraints in the capital markets,” he continued. “The fallout from the subprime loan crisis has constricted borrowing opportunities for smaller companies and may benefit us by limiting the entry of competition. This impact on potential new competition allows us to continue to build our brand recognition, which we believe may provide us a long-term competitive advantage by helping us create national awareness for our resorts.”

Capital Structure and Liquidity

In February 2008, the company obtained a $55 million mortgage loan secured by its Great Wolf Lodge resort in Williamsburg. The loan has a one-year term and bears interest at a floating rate of LIBOR plus 300 basis points, with a minimum rate of 6.50 percent per annum.

“We closed on this loan to add liquidity to our balance sheet,” said James A. Calder, chief financial officer. “We think closing on a loan like this in a tough debt market is a positive reflection on our company. As we have noted previously, our strategy continues to be ensuring that our liquidity is more than sufficient to achieve our current development objectives.”

“As we have mentioned before, given the number of development opportunities we have, we expect to use joint ventures or licensing arrangements for certain projects,” Emery noted. “We feel that our Grand Mound and Niagara Falls properties have shown the benefits of incorporating the joint venture and licensing strategies into our business model. We are currently in discussions on possible joint venture arrangements for each of our planned future resorts. We believe joint venture and licensing strategies provide a good opportunity for us to continue to meet our brand growth objectives, even in the current constrained capital environment.”

“Our current construction projects are the expansion of our existing Grapevine resort (first phase expected to open at the end of 2008) and our new Concord resort (expected to open in Spring 2009),” Calder said. “Through the Concord resort construction timeline, assuming no other borrowings from this point other than the expected construction loan for Concord, our primary sources of capital to fund these projects are a combination of cash on hand, cash provided by operations and the Concord construction loan. We expect these potential sources to exceed $200 million through the completion of the Concord resort. Our expected remaining cash requirements for these two projects over the same period total approximately $150 million. With more than $50 million of expected sources of capital in excess of expected uses, we feel we are well-positioned to execute our current projects.”

“Additionally, we believe we will have, over the next 12-18 months, more than $100 million of liquidity through borrowing capacity on our unlevered or lower-levered assets,” Emery noted. “We believe this potential additional liquidity source provides us with a comfortable cushion as we navigate through the choppy current capital market environment.”

“We are currently working with our lead lender to finalize a construction loan of approximately $90 million for our Concord resort,” Calder noted. “The lead lender on this loan has historically been the largest construction lender in the indoor waterpark industry. The Concord construction loan is the fourth resort financing we have done with this lender. Their process to complete the financing is moving forward as anticipated and we expect to close on the loan within the next 60 days.”

At year-end 2007, the company had $18.6 million of unrestricted cash. More than 83 percent of the company’s long-term debt was effectively fixed with a weighted average interest rate of 7.1 percent and an average debt maturity of 9.0 years.

Key Financial Data

As of December 31, 2007, Great Wolf Resorts had:

•	Total cash, cash equivalents and restricted cash of $20.9 million

•	Total secured debt of $315.8 million.

•	Total unsecured debt of $80.6 million.

•	Weighted average cost of total debt of 7.1 percent.

•	Weighted average debt maturity of 9.0 years.

•	Total construction in progress for consolidated resorts and other projects currently under construction but not yet opened of $19.7 million

Outlook and Guidance

“Our resort portfolio continues to produce year-over-year, same-store RevPAR growth,” Emery said. “We think our product offering may have greater recession resistance than other entertainment venues. We believe our resorts can continue to be a reasonably-priced, convenient family vacation alternative. The all-in cost for a family vacation at one of our resorts is substantially lower than flying to a destination resort with a major entertainment component, and weather is not an issue.”

The company provides the following outlook and earnings guidance for the 2008 first quarter and full year 2008 (amounts in thousands, except per share data). The outlook and earnings guidance information is based on the company’s current outlook of business conditions, including consumer demand and discretionary spending trends, as of February 20, 2008. As in the past, the company does not anticipate updating its guidance again until next quarter’s earnings release. The company may, however, update any portion of its business outlook at any time as conditions dictate:

	Q1	2008	Full year 2008
	Low	High	Low	High
Net income (loss)	$(3,330)	$(2,130)	$(17,790)	$(12,990)

Net income (loss) per diluted share	$(0.11)	$(0.07)	$(0.58)	$(0.42)

Adjusted EBITDA (a)	$17,500	$19,500	$62,000	$70,000

Adjusted net income (loss) (a)	$(0.05)	$(0.01)	$(0.45)	$(0.30)

Adjusted net income (loss) per diluted share	$ (0.05)	$ (0.01)	$ (0.45)	$ (0.30)

(a)	For reconciliations of Adjusted EBITDA and Adjusted net income (loss), see tables accompanying this press release.

Net income (loss), net income (loss) per diluted share, adjusted net income (loss), and adjusted net income (loss) per diluted share for 2008 are significantly affected by increases in depreciation and amortization and interest expense, primarily for properties that are still in their ramp-up stages.

Adjusted EBITDA and Adjusted net income are non-GAAP financial measures within the meaning of the Securities and Exchange Commission (SEC) regulations. See the discussion below in the “Non-GAAP Financial Measures” section of this press release. Reconciliations of Adjusted EBITDA and Adjusted net income are provided in the tables of this press release.

Great Wolf Resorts will hold a conference call to discuss its 2007 fourth quarter results today, February 20, at 10 a.m. Eastern Time. Stockholders and other interested parties may listen to a simultaneous webcast of the conference call on the Internet by logging onto the company’s Web site, www.greatwolf.com, or www.streetevents.com, or may call (800) 218-8862, reference number 11108380. A recording of the call will be available by telephone until midnight on Wednesday, February 27, 2008, by dialing (800) 405-2236, reference number 11108380. A replay of the conference call will be posted on the company’s Web site through March 20, 2008.

Non-GAAP Financial Measures

Included in this press release are certain “non-GAAP financial measures,” which are measures of the company’s historical or future performance that are different from measures calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules, that Great Wolf Resorts believes are useful to investors. They are as follows: (i) Adjusted EBITDA and (ii) Adjusted net income (loss). The following discussion defines these terms and presents the reasons the company believes they are useful measures of its performance.

Great Wolf Resorts defines Adjusted EBITDA as net income plus (a) interest expense, net, (b) income taxes, (c) depreciation and amortization, (d) non-cash employee compensation, (e) costs associated with early extinguishment of debt or postponement of debt offerings, (f) opening costs of resorts under development, (g) shareholder litigation expenses, (h) equity in earnings (loss) of affiliates, (i) loss on disposition of assets, (j) impairment charges, (k) other unusual or non-recurring items, and (l) minority interests. The company defines Adjusted net income (loss) as net income without the effects of (a) non-cash employee compensation, (b) costs associated with early extinguishment of debt or postponement of debt offerings, (c) opening costs of resorts under development (including costs incurred by unconsolidated joint ventures), (d) shareholder litigation expenses, (e) loss on disposition of assets, (f) impairment charges, (g) other unusual or non-recurring items, and (h) the effect of non-normalized income tax expense.

Adjusted EBITDA and Adjusted net income (loss) as calculated by the company are not necessarily comparable to similarly titled measures by other companies. In addition, Adjusted EBITDA (a) does not represent net income or cash flows from operations as defined by GAAP, (b) is not necessarily indicative of cash available to fund the company’s cash flow needs, and (c)

should not be considered as an alternative to net income, operating income, cash flows from operating activities or the company’s other financial information as determined under GAAP. Also, Adjusted net income does not represent net income as defined by GAAP.

Management believes Adjusted EBITDA is useful to an investor in evaluating the company’s operating performance because a significant portion of its assets consists of property and equipment that are depreciated over their remaining useful lives in accordance with GAAP. Because depreciation and amortization are non-cash items, management believes that presentation of Adjusted EBITDA is a useful measure of the company’s operating performance.

Also, management believes measures such as Adjusted EBITDA are widely used in the hospitality and entertainment industries to measure operating performance.

Similarly, management believes Adjusted net income (loss) is a useful performance measure because certain items included in the calculation of net income may either mask or exaggerate trends in the company’s ongoing operating performance. Furthermore, performance measures that include these types of items may not be indicative of the continuing performance of the company’s underlying business. Therefore, the company presents Adjusted EBITDA and Adjusted net income (loss) because they may help investors to compare Great Wolf Resorts’ ongoing performance before the effect of various items that do not directly affect the company’s ongoing operating performance.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than statements of historical facts, including, among others, statements regarding Great Wolf Resorts’ future financial position, business strategy, projected levels of growth, projected costs and projected performance and financing needs, are forward-looking statements. Those statements include statements regarding the intent, belief or current expectations of Great Wolf Resorts, Inc. and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that actual results may differ materially from those contemplated by such forward-looking statements. Many of these factors are beyond the company’s ability to control or predict. Such factors include, but are not limited to, competition in the company’s markets, changes in family vacation patterns and consumer spending habits, regional or national economic downturns, the company’s ability to attract a significant number of guests from its target markets, economic conditions in its target markets, the impact of fuel costs and other operating costs, the company’s ability to develop new resorts in desirable markets or further develop existing resorts on a timely and cost efficient basis, the company’s ability to manage growth, including the expansion of the company’s infrastructure and systems necessary to support growth, the company’s ability to manage cash and obtain additional cash required for growth, the general tightening in the U.S. lending markets as a result of the subprime loan crisis, potential accidents or injuries at its resorts, its ability to achieve or sustain profitability, downturns in its industry segment and extreme weather conditions, increases in operating costs and other expense items and costs, uninsured losses or losses in excess of the company’s insurance coverage, the company’s ability to protect its intellectual property, trade secrets and the value of its brands, current and possible future legal restrictions and requirements. A further description of these risks, uncertainties and other matters can be found in the company’s annual report and other reports filed from time to time with the Securities and Exchange Commission, including but not limited to the company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission on March 7, 2007. Great Wolf Resorts cautions that the foregoing list of important factors is not complete and assumes no obligation to update any forward-looking statement that it may make.

Management believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. All written and oral forward-looking statements attributable to Great Wolf Resorts or persons acting on its behalf are qualified in their entirety by these cautionary statements. Further, forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless otherwise required by law.

About Great Wolf Resorts, Inc.

Great Wolf Resorts, Inc.® (NASDAQ: WOLF), Madison, Wis., is North America’s largest family of indoor waterpark resorts, and, through its subsidiaries and affiliates, owns and operates its family resorts under the Great Wolf Lodge® and Blue Harbor Resort™ brands. Great Wolf Resorts is a fully integrated resort company and owns and/or manages Great Wolf Lodge locations in: Wisconsin Dells, Wis.; Sandusky, Ohio; Traverse City, Mich.; Kansas City, Kan.; Williamsburg, Va.; the Pocono Mountains, Pa.; Niagara Falls, Ontario; Mason, Ohio; and Grapevine, Texas; and Blue Harbor Resort & Conference Center in Sheboygan, Wis. Great Wolf Lodge properties are currently under construction in Grand Mound, Wash.; and Concord, N.C.

The company’s resorts are family-oriented destination facilities that generally feature 300 to 400 rooms and a large indoor entertainment area measuring 40,000 to 100,000 square feet. The all-suite properties offer a variety of room styles, arcade/game rooms, fitness centers, themed restaurants, spas, supervised children’s activities and other amenities. Additional information may be found on the company’s Web site at www.greatwolf.com.

Great Wolf Resorts, Inc.
Consolidated Statements of Operations
(in thousands, except per share amounts)
	Three Months Ended	Three Months Ended	Year Ended
	December	December	December 31,	Year Ended
	31, 2007	31, 2006	2007	December 31, 2006
Revenues:
Rooms	$24,602	$19,272	$112,261	$87,775
Food and beverage	6,968	5,236	29,588	21,930
Other hotel operations	6,094	4,973	27,085	21,207
Management and other fees	1,643	1,938	7,169	5,816

	39,307	31,419	176,103	136,728
Other revenue from managed properties	2,625	2,788	11,477	11,920

Total revenues	41,932	34,207	187,580	148,648
Operating expenses:
Resort departmental expenses	14,871	11,925	64,016	47,837
Selling, general and administrative	12,375	9,388	46,757	40,961
Property operating costs	4,314	3,998	20,327	15,823
Opening costs for resorts under development	5,514	4,332	10,228	7,394
Debt-related costs	—	336	—	747
Loss on disposition of property	958	114	1,286	1,066
Depreciation and amortization	9,806	6,919	36,372	25,616
Goodwill impairment	—	50,975	—	50,975
	47,838	87,987	178,986	190,419
Other expenses from managed properties	2,625	2,788	11,477	11,920

Total operating expenses	50,463	90,775	190,463	202,339
Operating loss	(8,531)	(56,568)	(2,883)	(53,691)
Investment income	(331)	—	(667)	—
Interest income	(394)	(790)	(2,758)	(3,105)
Interest expense	3,783	1,770	14,887	7,169

Loss before minority interests, equity in loss of unconsolidated related
parties and income taxes	(11,589)	(57,548)	(14,345)	(57,755)
Income tax benefit	(4,695)	(8,682)	(5,859)	(8,764)
Minority interests, net of tax	—	(388)	(452)	(502)
Equity in loss of unconsolidated related parties, net of tax	787	515	1,547	761

Net loss	($7,681)	($48,993)	($9,581)	($49,250)

Net loss per share:
Basic	($0.25)	($1.61)	($0.31)	($1.63)
Diluted	($0.25)	($1.61)	($0.31)	($1.63)
Weighted average common shares outstanding:
Basic	30,570	30,381	30,533	30,300
Diluted	30,570	30,381	30,533	30,300

Great Wolf Resorts, Inc.
Reconciliations of Non-GAAP Financial Measures
(in thousands, except per share amounts)
	Three Months Ended	Three Months Ended	Year Ended
	December	December	December 31,	Year Ended
	31, 2007	31, 2006	2007	December 31, 2006
Net loss	($7,681)	($48,993)	($9,581)	($49,250)
Adjustments:
Opening costs for resorts under development	5,514	4,332	10,228	7,394
Litigation expenses	—	63	—	1,172
Non-cash employee compensation	3,076	1,168	5,080	3,559
Debt-related costs	—	336	—	747
Loss on disposition of property	958	114	1,286	1,066
Depreciation and amortization	9,806	6,919	36,372	25,616
Interest expense, net	3,389	980	12,129	4,064
Minority interest expense, net of tax	—	(388)	(452)	(502)
Goodwill impairment	—	50,975	—	50,975
Environmental liability costs	320	833	320	833
Equity in loss of unconsolidated related parties, net of tax	787	515	1,547	761
Income tax benefit	(4,695)	(8,682)	(5,859)	(8,764)

Adjusted EBITDA (1)	$11,474	$8,172	$51,070	$37,671

Net loss	($7,681)	($48,993)	($9,581)	($49,250)
Adjustments to net loss:
Opening costs for resorts under development	5,514	4,332	10,228	7,394
Litigation expenses	—	63	—	1,172
Non-cash employee compensation	3,076	1,168	5,080	3,559
Debt-related costs	—	336	—	747
Loss on disposition of property	958	114	1,286	1,066
Goodwill impairment	—	50,975	—	50,975
Environmental liability costs	320	833	320	833
Equity in loss of unconsolidated related parties (2)	484	—	1,161	—
Income tax rate adjustment (3)	(4,213)	(8,740)	(7,517)	(11,857)

Adjusted net income (loss) (1)	($1,542)	$88	$977	$4,639

Adjusted net income (loss) per share:
Basic	($0)	$0	$0	$0
Diluted	($0)	$0	$0	$0
Weighted average shares outstanding:
Basic	30,570	30,381	30,533	30,300
Diluted	30,570	30,430	30,533	30,349

Great Wolf Resorts, Inc.
Operating Statistics - Great Wolf Lodge Resorts
	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
All Great Wolf Lodge Properties
Occupancy	51.8%	52.4%	62.2%	64.0%
ADR	$246	$236	$249	$242
RevPAR	$127	$124	$155	$155
Total RevPOR	$379	$361	$374	$360
Total RevPAR	$196	$189	$233	$230
Great Wolf Lodge Properties — Same Store (4)
Occupancy	52.8%	52.5%	64.7%	64.8%
ADR	$249	$235	$248	$240
RevPAR	$132	$123	$160	$156
Total RevPOR	$381	$359	$369	$355
Total RevPAR	$201	$188	$238	$230
The company defines its operating statistics as follows:
Occupancy is calculated by dividing total occupied rooms by total available rooms.
Average daily rate (ADR) is the average daily room rate charged and is calculated by dividing total rooms revenue by total occupied rooms.
Revenue per available room (RevPAR) is the product of (a) occupancy and (b) ADR.
Total revenue per occupied room (Total RevPOR) is calculated by dividing total resort revenue (including revenue from rooms, food and beverage, and other amenities) by total occupied rooms.
Total revenue per available room (Total RevPAR) is the product of (a) occupancy and (b) Total RevPOR.

Great Wolf Resorts, Inc.
Calculations of Unlevered Returns
(in thousands)
			Year Ending
		Year Ended December 31,	December 31, 2008
		2007	(5)
	Adjusted EBITDA - portfolio of resorts (6)	$45,618	$48,812
	Adjusted EBITDA - all other operations (7)	$5,452	$17,188

	Total Adjusted EBITDA	$51,070	$66,000

	Net book value of property and equipment of portfolio of resorts:
	December 31, 2006 (8)	$305,999
	March 31, 2007 (8)	$311,721
	June 30, 2007 (8)	$313,717
	September 30, 2007 (8)	$311,468
	December 31, 2007 (8)	$306,934	$306,934
	December 31, 2008 (9)		$284,527
	Average of amounts above	$309,968	$295,731

	Unlevered return (10)	14.7%	16.5%

	See discussions of Adjusted EBITDA and Adjusted net income (loss) located in the “Non-GAAPFinancial
(1)	Measures" section of this press release.
	This amount represents the company’s equity method loss recorded for the joint venture that owns a
(2)	Great Wolf Lodge resort under construction in Grand Mound, Washington.
	This amount represents an adjustment to recorded income tax expense to bring the overall effective
	tax rate to an estimated normalized rate of 40%. This effective tax rate differs from the effective
(3)	tax rates in the company’s historical statements of operations.
	Same store comparison includes Great Wolf Lodge resorts that were open for the full periods in both
(4)	2006 and 2007.
	The company’s outlook reconciliations use the mid-points of its estimates of Adjusted EBITDA and
(5)	Adjusted net income (loss).
	Portfolio of resorts represents Great Wolf Lodge brand consolidated resorts open more than 18 months
	as of December 31, 2007 (that is, the company’s Traverse City, Kansas City, Williamsburg and Pocono
(6)	Mountains resorts).
	All other operations represents (a) the company’s consolidated resorts not included in the
(7)	“Portfolio of resorts” above and (b) corporate activities.
	Net book value amount of property and equipment represents the amounts included for the portfolio of
(8)	resorts in the company’s historical financial statements.
	Estimated net book value amount of property and equipment for the portfolio of resorts as of
	December 31, 2008 calculated as (a) net book value amount as of December 31, 2007 less (b) estimated
	depreciation expense for the year ending December 31, 2008 plus (c) assumed capital expenditures of
(9)	4% of budgeted 2008 total revenues.
	Unlevered return calculated as (a) Adjusted EBITDA — portfolio of resorts divided by (b) average net
(10)	book value of fixed assets of portfolio of resorts.